Exhibit 2.(i)



                    ASSET PURCHASE AGREEMENT

                             BETWEEN

                  SUB-SURFACE CONSTRUCTION CO.

                               and

                          STEWART KNIFF

                               and

                  SEMCO ENERGY CONSTRUCTION CO.
                     ______________________


                      Dated August 9, 1997







 1.  Assets Purchased. . . . . . . . . . . . . . . . . .     3
 2.  Liabilities Assumed.  . . . . . . . . . . . . . . .     5
 3.  Purchase Price for Purchased Assets.  . . . . . . .     5
 4.  Related Agreements. . . . . . . . . . . . . . . . .     6
 5.  Delivery Free of Encumbrances.  . . . . . . . . . .     7
 6.  Preclosing Actions. . . . . . . . . . . . . . . . .     7
 7.  Conditions Precedent to Buyer's Obligations.  . . .     9
 8.  Conditions Precedent to Seller Parties'
     Obligations.  . . . . . . . . . . . . . . . . . . .    11
 9.  Closing Matters.  . . . . . . . . . . . . . . . . .    12
10.  Seller Parties' Representations and Warranties. . .    13
11.  Buyer's Representations and Warranties. . . . . . .    26
12.  Employees.  . . . . . . . . . . . . . . . . . . . .    27
13.  Postclosing Receipts. . . . . . . . . . . . . . . .    29
14.  Indemnification.  . . . . . . . . . . . . . . . . .    29
15.  Expenses. . . . . . . . . . . . . . . . . . . . . .    32
16.  Risk of Loss. . . . . . . . . . . . . . . . . . . .    32
17.  Seller's Name.  . . . . . . . . . . . . . . . . . .    32
18.  Termination.  . . . . . . . . . . . . . . . . . . .    33
19.  Miscellaneous Provisions. . . . . . . . . . . . . .    33

                    ASSET PURCHASE AGREEMENT

       THIS AGREEMENT is made on August 9, 1997, between Sub-Surface Construction Company, a Michigan corporation with its principal place of business at 5959 Comstock Park Drive, Comstock Park, Michigan ("Seller"); Mr. Stewart Kniff, whose address is Norton Shores, Michigan ("Kniff"); and SEMCO Energy Construction Co., a Michigan corporation ("Buyer"). Seller and Kniff are sometimes referred to together as "Seller Parties".


                           BACKGROUND

A. Seller is engaged in the construction business ("Business") at the locations shown on Schedule 10.32 (the "Premises"). Buyer desires to purchase, and Seller desires to sell to Buyer, the Purchased Assets (as defined in Section 1) on the terms and subject to the conditions of this Agreement. As part of this transaction (i) Union Equipment, Inc., a Michigan corporation ("Union Equipment") and Southeastern Utility Company, Inc., a Michigan Corporation ("Southeastern Utility"), both of the same address as Seller, have agreed to sell to Buyer the leased equipment used by Seller in the Business ("Leased Equipment") pursuant to those certain Leased Equipment Purchase Agreements of even date herewith, and (ii) Comstock Properties, Inc., a Michigan corporation ("Comstock"), Union Equipment, Southeastern Utility and U.P. Investments, L.L.C., a Michigan Limited Liability Company ("UP") have agreed to lease to Buyer the real property used by Seller in the Business ("Leased Premises"). Comstock, Union Equipment, Southeastern Utility and UP are sometimes referred to as "Lessors".

B. Stewart Kniff is the sole shareholder of Seller. As a condition to Buyer's willingness to purchase the Purchased Assets from Seller, Kniff has agreed to provide certain consulting services to Buyer pursuant to a Consulting Agreement substantially in the form attached as Exhibit A (the "Consulting Agreement").

C. As a condition to Buyer's willingness to purchase the Purchased Assets from Seller, Kniff and certain other parties have agreed not to compete with Buyer in the conduct of the Business as provided in noncompetition agreements in substantially the form attached as Exhibit B (the "Noncompetition Agreements").

D. Also as a condition to Buyer's willingness to purchase the Purchased Assets from Seller, Kniff and certain other parties have agreed to provide a Release substantially in the form attached as Exhibit C.

                           AGREEMENTS

       NOW, THEREFORE, in consideration of the Background and the terms and conditions set forth in this Agreement, each of the Seller Parties and Buyer agree as follows:

1.     Assets Purchased.
       At the Closing, Seller shall sell, assign, convey, transfer, set over, and deliver to Buyer effective as of the close of business on July 31, 1997, ("Effective Date") all of the assets, rights, and interests of every conceivable kind or character whatsoever, whether tangible or intangible, that on the Closing Date are owned by Seller or in which Seller has an interest of any kind (excluding, however, those assets specifically identified on attached Schedule 1). These include, without limitation, the following, (collectively, the "Purchased Assets"):
1.1 All equipment (as defined in the Uniform Commercial Code of the State of Michigan, Act No. 174 of Michigan Public Acts of 1962, as amended (the "UCC")), and, to the extent not otherwise constituting equipment as defined above, all other items of tangible personal property, in each case whether or not capitalized on Seller's books (including, without limitation, the items listed on Schedule 1.1) (the "Personal Property").
1.2    All items possibly classified as "inventory".
1.3 All accounts, chattel paper, documents, and instruments (all as defined in the UCC), including all accrued interest receivable and also any security Seller holds for the payment thereof (including, without limitation, the items described on Schedule 1.3) as of the Effective Date (the "Receivables") and all of Seller's general intangibles (as defined in the UCC) and, to the extent not otherwise constituting general intangibles as defined above, any interest of Seller in any and all claims by Seller against any other person, whether now accrued or later to accrue, contingent or otherwise, known or unknown, including, but not limited to, all rights under express or implied warranties from suppliers (except as they may pertain to Seller's liabilities other than Assumed Liabilities), claims for collection or indemnity, claims in bankruptcy, and choses in action.
1.4 All cash, cash equivalents, and amounts held on deposit in all savings, checking, money market, investment, and other similar accounts (including, without limitation, the accounts listed on Schedule 1.4).

1.5 All Seller's right, title, benefit, and interest in and to inventions, discoveries, improvements, designs, prototypes, trade secrets, manufacturing and engineering drawings, process sheets, specifications, bills of material, formulae and secret and confidential processes, know-how, technology, and other industrial property (whether patentable or unpatentable) (the "Intellectual Property") to the extent not otherwise included in this
       Section 1 (including, without limitation, the items listed on Schedule 1.5).
1.6 The full benefit of (a) any and all contracts between Seller and its customers covering the rendition by Seller of Business service by Seller and including all deposits, progress payments, and credits (including, without limitation, those items listed on Schedule 1.6); (b) the purchase orders listed on Schedule 1.6 placed by Seller prior to the Effective Date that have not been completely performed before the Effective Date, covering Seller's purchase of inventory, supplies, or materials in the ordinary course of business; (c) the leases of personal property and other agreements listed in Schedule 1.6; and
       (d) all policies of insurance and rights to make claims and other rights thereunder listed on Schedule 10.31 (the "Contracts and Commitments").
1.7 All records and lists that pertain directly or indirectly, in whole or in part, to any one or more of the following: the Seller's customers, suppliers, advertising, promotional material, sales, services, delivery, internal organization, employees, and/or operations.
1.8 All security deposits, prepaid expenses, and similar items reflected in the latest of the Financial Statements of Seller referred to in Section 10.7, in the amount accrued as of the Effective Date.
1.9 All transferable local, state, and federal franchises, licenses, bonds, permits, and similar items pertaining to the Business and/or the Purchased Assets (including, without limitation, the items described in Schedule 10.6) (the "Permits").
1.10 The Business conducted by Seller as a going concern, including any and all goodwill, telephone and FAX numbers, yellow-page advertisements, and Seller's right to use the name Sub-Surface Construction Company and all related names and derivations.
1.11 Buyer agrees to adopt the Sub-Surface Construction Company Profit-Sharing Retirement Plan ("the Profit-Sharing Plan") and Trust Agreement ("the Profit-Sharing Trust") and assume the role of plan sponsor, and to adopt and continue those benefit plans and obligations described in Schedule
       10.12. Buyer retains the right to modify all benefit plans to provide substantially equivalent benefits under substitute plans. The Trustees and all other plan officials shall resign at Closing and shall be replaced by Buyer.

Seller shall update all Schedules described in this Section 1 as of the Closing Date.

2.     Liabilities Assumed.
       Seller agrees that Buyer assumes no liabilities of Seller, whether accrued, absolute, contingent, known, unknown, or otherwise, except for the following, which are referred to hereinafter collectively as "Assumed Liabilities":
       (a) Those trade payables and other liabilities incurred in the ordinary course of business to be reflected on the Closing Balance Sheet as of the Effective Date. The total amount of liabilities assumed by Buyer under this paragraph 2(a) shall not exceed $2,750,000.
       (b) Any executory obligations of Seller's continued performance arising in the ordinary course of business that become performable or payable on or after the Effective Date under the following:
               (i)     Contracts and Commitments;
               (ii)    Those benefit plans described in Schedule
                       10.12;
               (iii)   The collective bargaining agreements
                       specified in Schedule 10.13; and
               (iv)    The real property leases specified in
                       Schedule 10.32, as amended in accordance with Exhibit E .
       Without limitation of the foregoing, Buyer does not assume any of the following:
       (i) Any liabilities or obligations of Seller Parties or predecessors, including, without limitation, costs of cleanup, containment or other remediation, arising from or under any Environmental Law (as defined in Section 10.22) and arising out of or relating to the operation of the business of Seller Parties or the ownership, operation or conditions at any time prior to the Closing Date of the Leased Premises, Leased Equipment, Purchased Assets or any other properties and assets in which Seller Parties or either of them has had an interest or use of any kind;
       (ii)    Liabilities of Seller Parties for Federal Income
               Tax, or
       (iii)   Liabilities of Seller Parties for Michigan Single
               Business Tax.

3.     Purchase Price for Purchased Assets.
3.1    The Purchase Price.
       The purchase price to be paid by Buyer to Seller for the Purchased Assets (the "Purchase Price") shall, in addition to the Assumed Liabilities, be $13,400,000.

3.2    Payment of Purchase Price.
       Buyer shall pay the Purchase Price on the Closing Date as follows:
       (a) Buyer shall wire transfer funds in the amount of $11,860,000 in accordance with Seller's instructions.
       (b) Escrow. Kniff, Buyer and the Escrow Agent shall enter into an Escrow Agreement substantially in the form of Exhibit D hereto, and shall place $1,540,000 into escrow with the Escrow Agent under the terms of the Escrow Agreement.
3.3    Allocation of Purchase Price.
       The Purchase Price shall be allocated among the Purchased Assets in accordance with the preliminary allocation shown on attached Schedule 3.3 or such other allocation as Buyer and Seller may agree upon on or prior to the completion of the Closing Audit. Buyer and Seller agree to execute and deliver on or prior to completion of the Closing Audit duplicate IRS Forms 8594, with an allocation of the Purchase Price in accordance with this Section 3.3 and otherwise acceptable to Buyer and Seller, and to file all other returns and reports in a manner consistent with the allocations in this Section 3.3.

4.     Related Agreements.
       The agreements described in this Section 4 are sometimes referred to as the "Related Agreements".
4.1    Consulting Agreement and Noncompetition Agreements.
       At the Closing, (a) Kniff shall execute as Utility Construction Consultants, L.L.C. and deliver to Buyer the Consulting Agreement substantially in the form of Exhibit A and (b) Kniff and the following persons shall execute and deliver to Buyer the Noncompetition Agreements substantially in the form of Exhibit B:
                         Gerald Horton
                         Andrew Edwards
4.2    Releases.
       At the Closing, Stewart Kniff and the following persons shall execute and deliver to Buyer the Releases substantially in the form of Exhibit C:
                         Lenore M. Kniff
                         Gerald Horton
                         Brian Kniff
                         Michael Guthrie
4.3    Leases.
       At the Closing, Lessors and Buyer shall execute the Lease Amendments substantially in the form of Exhibit E.
4.4    Leased Equipment.
       At the Closing, Union Equipment and Southeastern Utility shall transfer to Buyer the Leased Equipment as listed on
       Schedule 1.11 in accordance with the Leased Equipment
       Purchase Agreements.

5.     Delivery Free of Encumbrances.
       Seller shall deliver and Kniff shall cause Union Equipment and Southeastern Utility to deliver good title to the Purchased Assets and Leased Equipment free and clear of all mortgages, liens, claims, demands, charges, options, equity interests, leases, tenancies, easements, pledges, security interests, and other encumbrances ("Encumbrances").

6.     Preclosing Actions.
       Before the Closing:
6.1    Conduct of Business.
       Seller Parties shall carry on and conduct the Business only in the ordinary course consistent with past practices, without any change in the policies, practices, and methods that Seller pursued before the date of this Agreement. Seller Parties will use their best efforts to preserve the Business organization intact; to preserve the relationships with Seller's customers, suppliers, and others having business dealings with it; and to preserve the services of Seller's employees, agents, and representatives. Without limitation of the foregoing, (a) Seller Parties shall not undertake any action without the prior written consent of Buyer that, if taken before the date of this Agreement, would have been required to be disclosed on Schedule 10.9; and (b) Seller Parties will not take action or refrain from taking action that would result in any change in the Purchased Assets or Assumed Liabilities, other than in the ordinary course of business consistent with past practices, and except as provided in
       Section 6.4. Seller will consult with Buyer on all operating matters and accede to Buyer's reasonable operating instructions in order to provide Buyer with control of the business prior to the Closing.
6.2    Buyer's Access.
       From the date of this Agreement through the Closing, Seller Parties shall permit Buyer reasonable access to the Seller and the Business.
6.3    Accuracy of Representations and Warranties and
       Satisfaction of Conditions.
       Seller Parties will immediately advise Buyer in writing if
       (a) any of Seller Parties' representations or warranties are untrue or incorrect in any material respect or (b) Seller Parties become aware of the occurrence of any event or of any state of facts that results in any of the representations and warranties of Seller Parties being untrue or incorrect in any material respect as if Seller Parties were then making them. Seller Parties will not take any action, or omit to take any action, that would result in any of Seller Parties' representations and warranties set forth in this Agreement being untrue or incorrect as of the Closing Date. Seller Parties will use their best efforts to cause all conditions within their control that are set forth in Section 7 to be satisfied as promptly as practicable under the circumstances.

6.4    Dividend to Kniff
       (a) Seller has declared a dividend payable to Kniff, on or before November 15, 1997 ("Kniff Dividend"), of up to the lesser of (i) $3,500,000 or (ii) the Net Working Capital (as defined below) as of the Effective Date.
       (b) Notwithstanding the provisions of Section 2 of this Agreement, Buyer shall assume the obligation to pay the Kniff Dividend which shall be paid out of the Purchased Assets in accordance with Sub-Paragraph (e) below.
       (c) Seller shall cause Arthur Andersen LLP (the "Closing Auditor") to prepare a Closing Audit ("Closing Audit"), which shall consist of a balance sheet as of the Effective Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall (i) contain line items to the extent applicable substantially consistent with the line items in Seller's Balance Sheet dated June 30, 1997 (a true copy of which is contained in attached Schedule 10.7); and (ii) be prepared in accordance with GAAP.
       (d) In preparing the Closing Audit, the Closing Auditor shall conduct the examination of Seller in accordance with generally accepted auditing standards. The Closing Auditor shall use its best efforts to complete the Closing Audit not later than 60 days after the Closing Date. The Closing Balance Sheet shall be delivered to Buyer and Seller immediately upon its completion, together with (i) the Closing Auditor's opinion that the Closing Balance Sheet was prepared in accordance with this Section 3.3, (ii) a calculation of the Net Working Capital, and (iii) the Closing Auditor's work papers. Seller and Buyer shall have 15 days after receiving the Closing Balance Sheet, the calculation of the Net Working Capital, and the Closing Auditor's work papers to deliver a written notice to the other of any objections to the Closing Balance Sheet and the calculation of the Net Working Capital. Any such notice of objections shall be in writing and shall state, in reasonable detail, the basis for each objection and the amount of adjustment that the party giving the notice believes is required. If Buyer and Seller cannot agree with respect to the Closing Balance Sheet or the calculation of the Net Working Capital within 15 days after the delivery of a notice of objections or such later date as may be agreed on by Buyer and Seller, the dispute shall be resolved by arbitration in accordance with Section 19.8, except that the arbitrator shall be Cy Moore, the Managing Partner of BDO Seidman, Grand Rapids, Michigan, or individuals in the BDO Seidman organization appointed by Cy Moore (the "Independent Accounting Firm"). Any items not in dispute shall be deemed stipulated by Buyer and Seller and shall not be determined by the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be binding on and conclusive with regard to the matters it determines. All costs and expenses relating to the services provided by the Independent Accounting Firm shall be paid equally by Buyer and Seller, notwithstanding the provisions of Section 19.8.
       (e) The amount of the Kniff Dividend shall be paid out of the Purchased Assets within 90 days after the Closing Date, provided the parties agree on the calculation of Net Working Capital pursuant to subparagraph (d) above. If the parties do not agree on the calculation of Net Working Capital, the amount of the Kniff Dividend shall be paid out of the Purchased Assets within 10 days after the determination by the arbitrator as specified in subparagraph (d) above.
       (f) The term Net Working Capital shall mean an amount equal to the Current Assets minus the Current Liabilities reflected on the Closing Balance Sheet, without the Kniff Dividend being shown as a Current Liability. By way of example, the Net Working Capital reflected in the June 30 Balance Sheet is $3,052,000.

7.     Conditions Precedent to Buyer's Obligations.
       Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by Buyer) before or at the Closing of each of the following conditions:
7.1    Accuracy of Representations and Warranties.
       The representations and warranties of Seller Parties contained in this Agreement and all related documents shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on that date, without giving effect to any supplement or material additional disclosures by Seller Parties.

7.2    Performance of Covenants.
       The Seller Parties shall have in all respects performed and complied with all covenants, agreements, and conditions that this Agreement and all related documents require to be performed or complied with before or on the Closing Date. Kniff and the persons set forth in Section 4 shall have executed and delivered the Related Agreements.
7.3    [Deleted by Parties]
7.4    Permits.
       Buyer shall have received all permits that in Buyer's opinion are necessary to operate the Business after the Closing.
7.5    No Casualty.
       Prior to the Closing Date, Seller shall not have incurred, or be threatened with, a material liability or casualty that would materially impair the value of the Purchased Assets.
7.6    Opinion of Counsel.
       Buyer shall have received the favorable opinion of Seller's counsel dated the Closing Date and in form and substance satisfactory to Buyer's counsel. The opinion shall be in substantially the form attached as Exhibit F.
7.7    Transfers of the Leased Equipment.
       Instruments and documents of transfer of the Leased Equipment shall have been executed and delivered to Buyer in accordance with the Leased Equipment Purchase Agreements.
7.8    Instruments of Transfer, etc.
       Seller shall have delivered to Buyer all bills of sale, general instruments of transfer, conveyances, assurances, transfers, assignments, approvals, consents, and any other instruments and documents containing the usual and customary covenants and warranties of title that are consistent with the requirements of Section 5 and the warranties Seller Parties make in this Agreement and that shall be convenient, necessary, or reasonably required to effectively transfer the Purchased Assets to Buyer with good title, free and clear of all Encumbrances.
7.9    Certificates Regarding Conditions Precedent.
       The Seller Parties shall have delivered to Buyer certificates of the Seller Parties certifying that as of the Closing Date all of the conditions set forth in Sections 7.1, 7.2, 7.5, 7.8, 7.10, and 7.12 have been satisfied.
7.10   No Litigation.
       No action, suit, proceeding, or investigation shall have been instituted, or, to the Best Knowledge of Seller threatened, before any court or governmental body, or instituted by any governmental agency, (a) to restrain or prevent the carrying out of the transactions contemplated by this Agreement, or (b) that might affect Buyer's right to own, operate, and control the Purchased Assets after the Closing Date.

7.11   Lien Search.
       Buyer shall have received UCC lien searches in form and content satisfactory to Buyer, and any liens on the Leased Equipment and Purchased Assets shall have been satisfied and released.
7.12   Consents.
       Seller shall have obtained, in writing, all consents necessary or desirable to consummate or to facilitate consummation of this Agreement and any related transactions. The consents shall be delivered to Buyer before Closing and shall be reasonably acceptable to Buyer in form and substance. Excluded from this requirement is consent under Seller's contract with MichCon.
7.13   [Deleted by Parties]
7.14   Conditional Tax Clearance.
       Seller shall have provided to Buyer a certificate of conditional tax clearance from the Revenue Commissioner of the State of Michigan showing that Seller has filed all tax returns and reports required to be filed before Closing and that it has paid all taxes due pursuant to
       Section 27a of Act No. 58 of the Michigan Public Acts of 1986, MCLA 205.27a, MSA 7.657(27a).
7.15   MESC Contribution Liability.
       Seller shall have provided to Buyer a statement from the Commissioner of the Michigan Employment Security Commission certifying the status of Seller's contribution liability under Section 15(g) of the Michigan Employment Security Act, MCLA 421.15(g), MSA 17.515[g].
7.16   Other Documents and Instruments.
       Buyer shall have received such other documents and instruments as it has reasonably requested.
7.17   Approvals by Buyer's Counsel.
       Buyer's counsel shall reasonably approve all legal matters and the form and substance of all documents that Buyer or Seller Parties are to deliver at the Closing.
7.18   Lease Amendment
       The Lease Assignments and Amendments shall have been entered into and delivered.

8. Conditions Precedent to Seller Parties' Obligations. Seller Parties' obligations to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by Seller) of each of the following conditions before or at the Closing Date:
8.1    Accuracy of Representations and Warranties.
       Buyer's representations and warranties contained in this Agreement and all related documents shall be true and correct in any material respect at and as of the Closing Date as though such representations and warranties were made at the Closing.

8.2    Performance of Covenants.
       Prior to and at the Closing, Buyer shall have in all respects performed and complied with its obligations under all the covenants, agreements, and conditions that this Agreement and all related documents require.
8.3    Approvals by Seller's Counsel.
       Seller's counsel shall reasonably approve all legal matters and the form and substance of all documents Seller or Buyer is to deliver at the Closing.
8.4    Other Documents and Instruments.
       Seller shall have received such other documents and instruments as it has reasonably requested.
8.5    Certificates Regarding Conditions Precedent.
       The Buyer shall have delivered to Seller Parties certificates of the Buyer certifying that as of the Closing Date all of the conditions set forth in Sections 8.1, 8.2 and 8.7 have been satisfied.
8.6    Opinion of Counsel.
       Seller shall have received the favorable opinion of Buyer's counsel dated the Closing Date and in form and substance satisfactory to Seller's counsel. The opinion shall be in substantially the form attached as Exhibit G.
8.7    No Litigation.
       No action, suit, proceeding, or investigation shall have been instituted or, to the Best Knowledge of Buyer threatened, before any court or governmental body, or instituted by any governmental agency, (a) to restrain or prevent the carrying out of the transactions contemplated by this Agreement, or (b) that might affect Buyer's right to own, operate, and control the Purchased Assets after the Closing Date.
8.8    Leased Equipment
       The closing of the transactions under the Leased Equipment Purchase Agreements shall heave occurred.
8.9    Lease Amendments
       The Lease Assignments and Amendments shall have been entered into and delivered.

9.     Closing Matters.
9.1    Closing.
       The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Miller, Johnson, Snell & Cummiskey, P.L.C., 800 Calder Plaza Building, Grand Rapids, Michigan, at 10:00 a.m. on August 13, 1997 or at such other place and/or on such other date as the parties may agree on (the "Closing Date").
9.2    Certain Closing Expenses.
       Except for Michigan sales and use taxes, which shall be paid by Buyer, Seller Parties shall be liable for and shall pay all federal, state, and local, excise, and documentary stamp taxes and all other taxes, duties, or other like charges properly payable on and in connection with Seller's conveyance and transfer of the Purchased Assets to Buyer.
9.3    Further Assurances.
       Seller Parties shall cooperate with and assist Buyer with the transfer of the Purchased Assets under this Agreement and take all other reasonable actions to assure that the Business is transferred smoothly to Buyer. From time to time after the Closing Date, Seller Parties shall, at the request of Buyer, execute and deliver such additional conveyances, transfers, documents, instruments, assignments, applications, certifications, papers, and other assurances that Buyer requests as necessary, appropriate, convenient, useful or desirable to effectively carry out the intent of this Agreement and to transfer the Purchased Assets to Buyer.

10.    Seller Parties' Representations and Warranties.
       As of the date of this Agreement and as of the Closing, the Seller Parties, jointly and severally, represent and warrant to Buyer, as follows, and acknowledge and confirm, that Buyer is relying on these representations and warranties in entering into this Agreement.
10.1   Organization and Standing.
       Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, and Seller has all requisite power and authority (corporate and otherwise) to own its properties and conduct its business as it is now being conducted. The nature of the business and the character of the properties Seller owns or leases do not make the licensing or qualification of Seller as a foreign corporation necessary under the laws of any other jurisdiction. Except as set forth in Schedule 10.1, Seller has not used or assumed any other name in connection with the conduct of its business during the last five years.
10.2   Authorization.
       Seller has all requisite power and authority (corporate and otherwise), and Kniff has all requisite legal capacity (a) to execute, deliver, and perform this Agreement and the Related Agreements to which each is a party and (b) to consummate the transactions contemplated under this Agreement and the Related Agreements. Seller has taken all necessary corporate action (including the approval of its board of directors and sole shareholder) to approve the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated in this Agreement. Each of the Seller Parties has duly executed and delivered this Agreement. This Agreement is, and the Related Agreements when executed and delivered by the parties to them will be, legal, valid, and binding obligations of each of the parties to them, enforceable against each of them in accordance with this Agreement and the Related Agreements' respective terms.
10.3   Existing Agreements and Governmental Approvals.
       (a) Except as set forth on Schedule 10.3, the execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated by them: (i) do not and will not violate any provisions of law applicable to the Seller Parties, the Business, or the Purchased Assets;
               (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time or both) Seller's Articles of Incorporation or Bylaws, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which the Seller Parties or either of them is a party or by which they or any of their respective assets and properties are bound (including, without limitation, the Purchased Assets); and (iii) do not and will not result in the creation of any Encumbrance on the Seller Parties' properties, assets, or Business (including, without limitation, the Purchased Assets).
       (b) Except as set forth on Schedule 10.3, no approval, authority, or consent of, or filing by, Seller Parties with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary (i) to authorize the execution and delivery of this Agreement or any of the Related Agreements by the Seller Parties, (ii) to authorize the consummation of the transactions contemplated by this Agreement or any of the Related Agreements by the Seller Parties, or (iii) to continue Buyer's use and operation of the Purchased Assets after the Closing Date.
10.4   No Subsidiaries.
       Seller does not have any subsidiaries or directly or indirectly own any interest or have any investment in any other corporation, partnership, or other entity.
10.5   No Insolvency.
       No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties is pending or, to the Best

       Knowledge of Seller Parties, threatened. Seller Parties have not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. For the purposes of this Agreement, the phrase "Best Knowledge of Seller Parties," or words of similar import, mean such knowledge as the Seller Parties would have after due inquiry into the matter in question.
10.6   Permits and Licenses.
       Seller has all necessary permits, certificates, licenses, approvals, consents, and other authorizations required to carry on and conduct the Business and to own, lease, use, and operate the Purchased Assets at the places and in the manner in which the Business is conducted, all of which to the extent transferable shall be transferred or assigned to Buyer at the Closing, without expense to Buyer. A complete list of such permits, certificates, licenses, approvals, consents, and other authorizations is included in Schedule 10.6. Except as noted on Schedule 10.6, all such permits, certificates, licenses, approvals, consents and other authorizations are transferable and will be transferred to Buyer at Closing.
10.7   Financial Statements.
       Seller Parties have delivered to Buyer the financial statements listed in Schedule 10.7, and Seller Parties shall deliver, before the Closing, copies of all other financial statements Seller has prepared for each full month prior to the Closing (the "Financial Statements"). The Financial Statements have been and will be prepared in accordance with GAAP, do and will fairly and accurately present Seller's financial position as of the dates indicated and the results of its operations as of the dates indicated and for the periods covered thereby, and are and will be true and correct in all material respects. Adequate provision has been and will be timely made in the Financial Statements for doubtful accounts or other receivables; sales are stated in the Financial Statements net of discounts, deductions, amounts in dispute, and allowances; all Taxes (as defined in Section 10.19(a)) due or paid are and will be timely reflected in the Financial Statements; and all Taxes not yet due and payable are and will be fully accrued or otherwise provided for. Any items of income or expense that are unusual or of a nonrecurring nature during any such period or at any such balance sheet date are and will be separately disclosed in the Financial Statements. Except as otherwise disclosed on Schedule 10.7, Seller's books, records, and work papers are complete and correct; have been maintained on an accrual basis in accordance with GAAP; and accurately reflect, and will accurately reflect, the basis for the financial condition and the results of Seller's operations that are set forth in the Financial Statements and are to be set forth in the Preliminary Balance Sheet and the Closing Balance Sheet.

10.8   No Undisclosed Liabilities.
       Except as otherwise disclosed on Schedule 10.8 or in the Financial Statements, and to the Best Knowledge of Seller Parties, Seller does not have any liabilities or obligations, whether accrued, absolute, contingent, or otherwise, and there exists no fact or circumstance that could give rise to any such liabilities or obligations in the future.
10.9   Conduct of Business.
       Except as otherwise disclosed on attached Schedule 10.9, since December 31, 1996, Seller has not:
       (a) Declared or paid any dividend or made any other payment from capital or surplus or other distribution of any nature, or directly or indirectly redeemed, purchased, or otherwise acquired, recapitalized, or reclassified any of its capital stock.
       (b)     Merged or consolidated with any other entity.
       (c) Altered or amended its Articles of Incorporation or Bylaws.
       (d) Entered into, materially amended, or terminated any contract, license, lease, commitment, or permit, except in the ordinary course of business consistent with past practices.
       (e)     Experienced any labor disturbance.
       (f) Incurred or become subject to any obligation or liability (absolute, accrued, contingent, or otherwise), except (i) in the ordinary course of business consistent with past practices and (ii) in connection with the performance of this Agreement.
       (g) Discharged or satisfied any Encumbrance or paid or satisfied any obligation or liability (absolute, accrued, contingent, or otherwise) other than (i) liabilities shown or reflected in Seller's balance sheet dated December 31, 1996 or (ii) liabilities incurred since the date of the balance sheet, in each case only in the ordinary course of business consistent with past practices and in accordance with the express terms of such obligation or liability.
       (h) Mortgaged, pledged, or subjected to any Encumbrance any of the Purchased Assets.
       (i) Sold, transferred, or agreed to sell or transfer any asset, property, or business; canceled or agreed to cancel any debt or claim; or waived any right, except in the ordinary course of business consistent with past practices.
       (j)     Disposed of or permitted to lapse any Intellectual
               Property.

       (k) Granted any increase in employee rates of pay or any increases in salary payable or to become payable to any officer, employee, consultant, or agent, or by means of any bonus or pension plan, contract, or other commitment increased the compensation of any officer, director, employee, consultant, or agent, or hired any new officer, employee, consultant, or agent.
       (l) Made or authorized any capital expenditures for additions to plant or equipment accounts in excess of $350,000.
       (m) Entered into any transaction (including, without limitation, any contract or other arrangement providing for employment, furnishing of services, rental of real or personal property, or otherwise requiring payments) with any shareholder, officer, or director of Seller; any member of their immediate families; or any of their affiliates.
       (n) To the Best Knowledge of Seller Parties, experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets, or Business.
       (o) Failed to regularly maintain and repair the Purchased Assets in the ordinary course of business consistent with past practices.
       (p) Instituted or settled any litigation, action, or proceeding before any court or governmental body relating to it or its property.
       (q) Made any change in any method of accounting or any accounting practice or suffered any deterioration in accounting controls.
       (r) Varied, canceled, or allowed to expire any insurance coverage.
       (s) Made any payment or other distribution or disbursement of moneys or property to or on behalf of any officer, director, or shareholder of Seller or any member of the immediate families of the Seller Parties, or any affiliate, other than for payment of compensation or reimbursement of expenses in accordance with past practices.
       (t) Entered into any other transaction other than in the ordinary course of business consistent with past practices.
       (u)     Agreed or committed to do any of the foregoing.
10.10  No Adverse Changes.
       Except as otherwise disclosed in Schedule 10.10, since December 31, 1996, to the Best Knowledge of Seller Parties, there has not been any occurrence, condition, or development that has adversely affected, or is likely to adversely affect, Seller, its prospects, its condition (financial or otherwise), its affairs, its operations, the Business, or the Purchased Assets.

10.11  Employees.
       There is not now, nor has there been at any time during the past five years, any strike, lockout, grievance, other labor dispute, or trouble of any nature pending or to the Best Knowledge of Seller Parties, threatened against Seller or that in any manner affects Seller. Seller is and has been in compliance with all rules regulating employee wages and hours. On or before the Closing Date, Seller shall have paid all its accrued obligations relating to employees (whether arising by operation of law, by contract, or by past service) or payments to trusts or other funds, to any governmental agency, or to any individual employee (or his or her legal representatives) with respect to unemployment compensation benefits, profit sharing, retirement benefits, or Social Security benefits.
10.12  Employee Benefit Plans.
       (a) Schedule 10.12 contains a true and complete list of all plans, contracts, programs, and arrangements (including, but not limited to, collective bargaining agreements, pensions, bonuses, deferred compensation, retirement, severance, hospitalization, insurance, salary continuation, and other employee benefit plans, programs, or arrangements) maintained currently or at any time within the previous five years by Seller or under which Seller has had any obligations with respect to an employee of Seller (the "Plans"). Each of the following is included in the list of agreements in Schedule 10.12: all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation plans, employee pension or retirement plans, employee profit-sharing plans, employee stock purchase and stock option plans, hospitalization insurance, and other plans and arrangements providing for employee benefits to Seller's employees.
       (b) Except as specifically set forth in Schedule 10.12, (i) the Sub-Surface Construction Company Profit Sharing Retirement Plan ("Profit-Sharing Plan") an employee pension benefit plan, as defined in Section 3(2) of ERISA, and its related trust ("Profit-Sharing Plan and Trust") now meet, and since their inception have met, the requirements for qualification under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and are now, and since their inception have been, exempt from taxation under
               Section 501(a) of the Code, and the Internal
               Revenue Service (the "IRS") has issued a current favorable determination letter with respect to the qualified status of the Profit-Sharing Plan and Trust and has not taken any action to revoke such letter; (ii) Seller has performed all obligations required to be performed by it under the Profit-Sharing Plan (including, but not limited to, the making of all contributions) and is not in default under and has no knowledge of any default by any other party to the Profit-Sharing Plan;
               (iii) Seller is in compliance with the
               requirements of all statutes, orders, and governmental rules and regulations applicable to such Profit-Sharing Plan, including, but not limited to, ERISA and the Code; (iv) neither Seller nor, to Seller Parties' Best Knowledge, any other disqualified person or party in interest, within the meaning of Section 4975 of the Code or
               Section 3(14) of ERISA, has engaged in any prohibited transaction, as this term is defined in
               Section 4975 of the Code or Section 406 of ERISA, that could, following the Closing Date, subject the Profit-Sharing Plan (or its related trust), Buyer, Seller, or any officer, director, or employee of Buyer or Seller, to any tax or penalty imposed under the Code or ERISA; (v) there are no actions or claims pending (other than routine claims for benefits) or, to Seller Parties' Best Knowledge, threatened against the Profit-Sharing Plan or against the assets of the Profit-Sharing Plan; (vi) the Profit-Sharing Plan is not subject to Part 3 of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA; (vii) the Profit-Sharing Plan's plan official, as defined in
               Section 412 of ERISA, is bonded to the extent required by Section 412; (viii) no proceeding has been initiated to terminate the Profit-Sharing Plan, and any such termination will not subject Seller or Buyer to liability to any person; (ix) the Profit-Sharing Plan is not a multiemployer plan, as defined in Section 3(37) of ERISA; (x) no retiree benefits are payable under any employee welfare benefit plan ("Welfare Plan"), as this term is defined in Section 3(1) of ERISA; and (xi) the Blue Cross-Blue Shield Health Plan is a group health plan within the meaning of Section 5000 of the Code, and complies with and in each case has complied with the applicable requirements of Sections 601 through 608 of ERISA, Section 162(k) of the Code (through December 31, 1996), and
               Section 4980B of the Code (commencing January 1,
               1997).

10.13  Certain Employees.
       (a) Schedule 10.13 contains a true and complete list of the following: the names, positions, and compensation of the present directors, officers, and key employees and superintendents of the Seller. Except as listed in Schedule 10.13, all Seller's non-bargaining unit employees are employees-at-will and may be terminated at any time by Seller for any lawful reason or for no reason, and are not entitled to employment by virtue of any oral or written contract, employer policy, or otherwise.
       (b) Except as set forth in Schedule 10.12, no retired employees of Seller are receiving or are entitled to receive any payments or health or other benefits from Seller.
10.14  Contracts.
       Except for the Contracts and Commitments listed on
       Schedule 1.6, or as otherwise listed on Schedule 10.14, Seller is not a party to nor bound by any agreement or commitment that affects the Business, the Purchased Assets, or the Assumed Liabilities. To the Best Knowledge of Seller Parties, all Contracts and Commitments are valid and binding obligations of the parties thereto in accordance with their respective terms. No default or alleged default exists on the part of Seller, nor, to the Best Knowledge of Seller Parties, on the part of any other party, under any of the Contracts and Commitments. True and complete copies of all Contracts and Commitments have been delivered to Buyer.
10.15  Title to Purchased Assets.
       Seller is the sole and absolute owner of the Purchased Assets and has good title to all of the Purchased Assets, free and clear of any and all Encumbrances. Schedule
       10.15 lists or describes all property used in the conduct of the Business and/or situated on the Premises that is owned by or an interest in which is claimed by any other person (whether a customer, supplier, or other person) and for which Seller is responsible, together with copies of all related agreements. All such property is situated on the Premises and is in such condition that upon return to its owner, Buyer will not be liable in any amount to the owner.
10.16  Condition of Purchased Assets.
       All the Purchased Assets are in good working order and repair. Each item is situated at the Premises and is fit for its intended purpose, with no material defects.
10.17  Receivables.
       The Receivables are good and valid billings arising from bona fide services or other transactions in the ordinary course of business, and are collectible in the ordinary course of business.

10.18  Sufficiency of Purchased Assets.
       The Purchased Assets, the Leased Equipment and the Leased Premises constitute all the property and assets, real, personal, and mixed, tangible and intangible (including, without limitation, contract rights), that are used or are useful in, or are necessary for the conduct of, the Business in accordance with present practices.
10.19  Taxes.
       (a) For the purposes of this Agreement, Tax or Taxes shall mean all federal, state, county, local, and other taxes (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and include interest, additions to tax, and penalties.
       (b) Except as otherwise disclosed on Schedule 10.19, Seller has filed on a timely basis all Tax returns it is required to file under federal, state, or local law and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns; no agreements have been made by or on behalf of Seller for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes; Seller and its officers have received no notice of any pending or threatened audit by the IRS or any state or local agency related to Seller's Tax returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against Seller; and there are no federal, state, or local tax liens outstanding against any of Seller's assets (including, without limitation, the Purchased Assets) or the Business.
       (c)     [Deleted by Parties]
       (d)     [Deleted by Parties]
       (e)     [Deleted by Parties]
       (f) The information contained on the Michigan Employment Security Commission Form 1027, Business Transferor's Notice to Transferee of Unemployment Tax Liability and Rate, is correct and complete.
       (g) Seller has paid all taxes due the State of Michigan and all amounts due the Michigan Employment Security Commission, except for the current 1997 tax year and as accrued in the ordinary course of business as of July 31, 1997.

10.20  Litigation.
       Except as disclosed in Schedule 10.8, there are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the Best Knowledge of the Seller Parties, threatened against or affecting Seller, the Business, or the Purchased Assets, including, without limitation, any such involving employees of Seller.
10.21  Construction Contracts.
       No defect or deficiency exists in any of the work performed by Seller under its construction contracts that could give rise to any liabilities or claims for breach of warranty, breach of contract, or similar liabilities or claims.
10.22  Environmental Matters.
       (a) The following terms used in this Section 10.22 have the meanings set forth below:
               (i) Environmental Laws means the (A) Toxic Substances Control Act, 15 USC 2601 et seq.; (B) National Historic Preservation Act, 16 USC 470 et seq.; (C) Coastal Zone Management Act of 1972, 16 USC 1451 et seq.; (D) Rivers and Harbors Appropriation Act of 1899, 33 USC 401 et seq.; (E) Clean Water Act, 33 USC 1251 et seq.; (F) Flood Disaster Protection Act of 1973, 42 USC 4001 et seq.; (G) National Environmental Policy Act of 1969, 42 USC 4321 et seq.;
                       (H) Resource Conservation and Recovery Act of 1976 (RCRA), 42 USC 6901 et seq.; (I)
                       Clean Air Act, 42 USC 7401 et seq.; (J)
                       Comprehensive Environmental Response,
                       Compensation, and Liability Act (CERCLA),
                       42 USC 9601 et seq.; (K) Hazardous
                       Materials Transportation Act, 49 USC 1801
                       et seq.; (L) Safe Drinking Water Act, 42
                       USC 300f et seq.; (M) Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq.; (N) Federal Insecticide, Fungicide, and Rodenticide Act, 7 USC 136 et seq.; (O) Occupational Safety and Health Act, 29 USC 651 et seq.; and all other federal, state, county, municipal and local, foreign, and other statutes, laws, regulations, and ordinances that relate to or deal with protection of human health or the environment, all as may be amended from time to time, including, without limitation, the Michigan Natural Resources & Environmental Protection Act, MCLA e 324.101, et seq.

               (ii)    Hazardous Substance(s) means (A) any
                       flammable or combustible substance,
                       explosive, radioactive material, hazardous substance or waste, toxic substance, pollutant, contaminant, or any related materials or substances identified in or regulated by any of the Environmental Laws; and (B) asbestos, polychlorinated biphenyls (PCBs), urea formaldehyde, chemicals and chemical wastes, explosives, known carcinogens, petroleum products and by-products (including fractions thereof), and radon.
               (iii) Property means any parcel of real estate now or previously owned, leased, or operated by Seller or in which Seller has or had any interest, including the Premises.
       (b) Except as described or referenced in Schedule 10.22: (i) To the Best Knowledge of Seller Parties, Seller is now and has at all times been in material full compliance with all Environmental Laws; (ii) To the Best Knowledge of Seller Parties, there are no substances or conditions in or on the Property that may support a claim or cause of action against Seller or Buyer under any Environmental Laws; (iii) there are not, and never have been, any underground storage tanks located in or under the Property; (iv)To the Best Knowledge of Seller Parties, neither Seller nor its directors, officers, employees, or agents have generated or transported any Hazardous Substances at any time that have been transported to or disposed of in any landfill or other facility where the transportation or disposal could create liability to any unit of government or any third party.
       (c) To the Best Knowledge of Seller Parties and except as otherwise disclosed in Schedule 22, no activity has been undertaken on the Property that would cause or contribute to (i) the Property becoming a treatment, storage or disposal facility within the meaning of any Environmental Laws; (ii) a release or threatened release of any Hazardous Substances; or (iii) the discharge of pollutants or effluents into any water source or system or into the air, or the dredging or filling of any waters, where such action would require a permit under any Environmental Laws. To the Best Knowledge of Seller Parties, Seller has obtained all permits required by all applicable Environmental Laws, and all such permits are in full force and effect.

       (d) Seller Parties have disclosed and delivered to Buyer all environmental reports and investigations that any of them has in their possession with respect to the Property.
       (e) Buyer and Seller acknowledge that during Buyer's investigation of the Comstock Park site, a release of toluene, ethylbenzene, xylene and lead was discovered to be in excess of acceptable levels, as more fully set forth in the July 1997 Phase I and Phase II Environmental Site Assessments of said site, prepared by Horizon Environmental Corp. and the subsequent reports of Prein & Newhof. Seller Parties agree to investigate the nature and extent of the release and to remediate said release to closure under applicable Environmental Law, at Kniff's expense. Buyer and Seller Parties shall cooperate in the filing of a Baseline Environmental Assessment with the Michigan Department of Environmental Quality covering the Comstock Park Property within a reasonable time after Closing and at Buyer's expense.
10.23  Compliance with Laws.
       At all times prior to the Closing Date to the Best Knowledge of Seller Parties, Seller has complied in all material respects with all laws, orders, regulations, rules, decrees, and ordinances affecting to any extent or in any manner any aspects of the Business or the Purchased Assets.
10.24  Suppliers and Customers.
       (a) A complete and accurate list of all suppliers or vendors of products or services to Seller in connection with the Business (other than legal or accounting services) and the address of each supplier or vendor is set forth in Schedule 10.24. The names of any suppliers of goods or services with respect to which practical alternative sources of supply are not available on comparable terms and conditions are separately listed in
               Schedule 10.24.
       (b) A complete and accurate list of each of Seller's customers, the address of each customer, and the amount each customer purchased from Seller during the last fiscal year is set forth in Schedule 10.24.
       (c) Seller Parties have no information that might reasonably indicate that any customer or supplier of Seller intends to cease purchasing from, selling to, or dealing with Seller. No information has been brought to the attention of Seller Parties that might reasonably lead any of them to believe that any customer or supplier intends to alter, in any material respect, the amount of its purchases or sales or the extent of its dealings with Seller, or would alter in any material respect its purchases from, sales to, or dealings with Buyer in the event that the transactions contemplated by this Agreement are consummated.
10.25  Progress Payments.
       Attached Schedule 10.25 contains a true and complete list and description of all security deposits, progress payments, and the like that Seller has received relating in any way to any purchase orders, leases, construction contracts or other agreements that are part of the Purchased Assets.
10.26  [Deleted by Parties]
10.27  No Brokers.
       Seller has not engaged, and is not responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.
10.28  Insider Transactions.
       A complete and accurate list and brief description of all contracts or other transactions involving Seller in which any officer, director, employee, member or shareholder of Seller, Comstock, Union Equipment, UP or Southeastern Utility, or any member of their immediate families, or any affiliate has any interest is set forth in Schedule 10.28.
10.29  Bank Accounts.
       Schedule 1.4 contains a true and complete list of the names and locations of all banks or other financial institutions that are depositories of funds of Seller, the names of all persons authorized to draw or sign checks or drafts on such accounts, the number of such accounts, and the names and locations of any institutions in which Seller has safe-deposit boxes and the names of the individuals having access to those boxes.
10.30  Intellectual Property.
       Schedule 10.30 lists all Intellectual Property of the Seller that Seller directly or indirectly owns, licenses, uses, requires for use, or controls in whole or in part and all licenses and other agreements allowing Seller to use the intellectual property of third parties. Seller does not own, directly or indirectly, or use any patents, copyrights, trademarks, or service marks in the Business. Except as set forth in Schedule 10.30, Seller is the sole and exclusive owner of the Intellectual Property, free and clear of all Encumbrances. None of the Seller's Intellectual Property infringes on any other person's intellectual property, and, to the Best Knowledge of the Seller Parties, no activity of any other person infringes on any of the Intellectual Property. To the Best Knowledge of Seller Parties, the Seller has been and is now conducting the Business in a manner that has not been and is not now in violation of any other person's intellectual property, and Seller does not require a license or other proprietary right to so operate the Business. Seller's drawings, specifications, bills of material, trade secrets, "know-how," and like data are in such form and of such quality that they can, following the Closing Date, be used in providing the services previously provided by Seller so that such services meet applicable specifications and conform with the quality standards Seller previously met or was required to meet.
10.31  Insurance.
       All insurance policies covering Seller's real and personal property or providing for business interruption, personal and product liability coverage, and other insurance are described in Schedule 10.31 (which specifies the insurer, policy number, type of insurance, and any pending claims). Such insurance is in amounts Seller deems sufficient with respect to its assets, properties, business, operations, products, and services as the same are presently owned or conducted, and all such policies are in full force and effect and the premiums have been paid. There are no claims, actions, suits, or proceedings arising out of or based on any of these insurance policies, and no basis for any such claim, action, suit, or proceeding exists.
       Seller is not in default with respect to any provisions contained in any such insurance policies and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion.
10.32  Leased Premises
       Schedule 10.32 is a list of the Leased Premises which comprise all leased real property used for the conduct of the business.

11.    Buyer's Representations and Warranties.
       Buyer represents and warrants to Seller that:
11.1   Organization and Standing.
       Buyer is a corporation duly organized and validly existing under the laws of the State of Michigan, and Buyer has all the requisite power and authority (corporate and otherwise) to own its properties and to conduct its business as it is now being conducted. Buyer is a wholly owned subsidiary of SEMCO Energy, Inc., a Michigan corporation, and was formed for the purpose of acquiring the assets and business of Seller.
11.2   Authorization.
       Buyer has taken all necessary corporate action (a) to duly approve the execution, delivery, and performance of this Agreement and (b) to consummate any related transactions. Buyer has duly executed and delivered this Agreement.
       This Agreement is the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

11.3   Existing Agreements and Governmental Approvals.
       (a) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by them: (i) do not and will not violate any provisions of the law applicable to Buyer; (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) Buyer's Articles of Incorporation or Bylaws or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which Buyer is a party or by which it or any of its assets and properties are bound; and (iii) do not and will not result in the creation of any Encumbrance on any of the Buyer's properties, assets, or business.
       (b) Except as set forth on Schedule 11.3, no approval, authority, or consent of, or filing by Buyer with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary (i) to authorize Buyer's execution and delivery of this Agreement or (ii) to authorize Buyer's consummation of the transactions contemplated by this Agreement.
11.4   No Brokers.
       Buyer has not engaged, and is not responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.

12.    Employees.
       (a) Seller has furnished Buyer with a complete list of all employees of Seller and the salaries and other compensation payable to each. Buyer shall offer employment to all current employees of Seller with wages, salaries and benefits substantially similar as those paid to them by Seller immediately prior to Closing. Seller shall cooperate and encourage such employees to accept employment with Buyer.
               Buyer shall be responsible and liable for only the salary, wages, bonuses, commissions, accrued vacations, or sick-leave time and any other compensation or benefits specifically assumed hereunder as Assumed Liabilities. Nothing herein shall be deemed to require Buyer to employ any such person for any period of time. Such employment shall be at-will and in accordance with the collective bargaining agreements below.
               Seller Parties shall be responsible for any of the following as they may exist as of the Effective
               Date with respect to Seller's employees: any actions or causes of action, including, but not limited to, unemployment compensation claims and worker's compensation claims and claims for race, age, and sex discrimination and sexual harassment.
       (b) Buyer shall adopt/assume the terms and provisions of the following collective bargaining agreements to which Seller is currently bound:
               -- Agreement between the Michigan Distributor Contractors Association and State of
                       Michigan Laborer's District Council for
                       1995 through 1998;
               -- Agreement between Michigan Distributor Contractors Association and International
                       Union of Operating Engineers, Local No.
                       324, 324-A, 324-B and 324-C, AFL-CIO for
                       May 1, 1995 through April 30, 1998;
               -- Agreement between Michigan Distributor Contractors Association and United
                       Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada (AFL-CIO) for 1995 through 1998.
               Buyer will forever indemnify, protect, save and hold harmless Seller against and in respect to any and all liabilities, costs and expenses
               (including, but not limited to, reasonable attorneys' fees) incurred by Seller, as a consequence of any alleged breach by Buyer of any of Buyer's obligations contained in the above-designated collective bargaining agreements after Closing.
       Nothing in this Section or elsewhere in this Agreement is intended to create any rights in any person other than a party to this Agreement.

       Buyer shall assume all liability and forever protect and hold harmless Seller against and in respect to any and all liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees) incurred by Seller as a result of any alleged breach by Buyer of any of Buyer's obligations under the WARN Act or any similar state statute to the extent required after Closing.
       Seller Parties shall retain all such liability for and forever protect and hold harmless Buyer against and in respect to any and all liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees) incurred by Buyer as a result of any alleged breach by Seller Parties or either of them of any of Seller Parties' obligations under the WARN Act or any similar state statute to the extent required before Closing.

13.    Postclosing Receipts.
       After the Closing, Seller will immediately notify and transfer to Buyer any payments or other receipts it receives with respect to any of the Purchased Assets except for any Excluded Assets as shown on Schedule 1. Pending any such transfer, Seller will segregate any such payments from its other assets and will clearly mark or designate them as the property of Buyer.

14.    Indemnification.
14.1 Seller Parties, jointly and severally, shall defend, indemnify, and hold harmless Buyer, SEMCO Energy, Inc. and their affiliates and their directors, officers, shareholders, successors, and assigns from and against any and all costs, losses, claims, suits, actions, assessments, diminution in value, liabilities, fines, penalties, damages (compensatory, consequential, and other), and expenses (including reasonable legal fees) in connection with or resulting from:
       a. All debts, liabilities, and obligations of Seller, whether accrued, absolute, contingent, known, unknown, or otherwise, but excluding any Assumed Liabilities and the Kniff Dividend.
       b. Any material inaccuracy in any representation or material breach of any warranty of Seller Parties contained in this Agreement or any Related Agreement.
       c. Any material failure by Seller Parties to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Seller Parties under this Agreement or any Related Agreement.
       d. Any liabilities or obligations of Seller Parties or predecessors, including, without limitation, reasonable costs of cleanup, containment or other remediation, arising from or under any Environmental Law (as defined in Section 10.22) and arising out of or relating to the operation of the business of Seller Parties or the ownership, operation or conditions at any time prior to the Closing Date of the Leased Premises, Leased Equipment, Purchased Assets or any other properties and assets in which Seller Parties or either of them has had an interest or use of any kind.
       e.      Federal Income Tax.
       f.      Michigan Single Business Tax.
14.2 Seller Parties will have no liability under this Section 14, other than with respect to Sections 10.19 and 10.22 unless on or before two years after Closing Buyer notifies Seller Parties of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Section 10.19 may be made at any time until the applicable statute of limitations has run. A claim with respect to Section
       10.22 may be made on or before five (5) years after Closing.
14.3   Seller Parties will have no liability under this Section
       14 until the total of all damages with respect to such matters exceeds $25,000 and then only for the amount by which such damages exceed $25,000. Seller Parties shall have no liability in excess of $1,540,000 under this
       Section 14.
14.4 Upon notice to Seller Parties specifying in reasonable detail the basis for such set-off, and subject to the provisions of Sections 14.5 and 14.6, Buyer may set off any amount to which it may be entitled under this Section
       14 against amounts otherwise payable under the Consulting Agreement and Noncompetition Agreement with Stewart Kniff or may give notice of a Claim in such amount under the Escrow Agreement. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a Claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.
14.5   Procedure For Indemnification--Third Party Claims
       (a)     If Buyer is entitled to indemnification under this
               Section 14, Buyer shall, with reasonable promptness after obtaining knowledge of the claim, provide Seller Parties with written notice of any third party action, suit, proceeding, claim, demand or assessment that may be subject to the indemnification provisions of this Section 14 (collectively, "Third Party Claims"), including, in reasonable detail, the basis for the claim, the nature of the Damages and a good faith estimate of the amount of Damages. The Seller Parties shall have Thirty (30) days after their receipt of the notice of Third Party Claims to notify Buyer in writing whether the Seller Partes agree that the Third Party Claim is subject to indemnification under this Section 14 and, if so, whether the Seller Parties elect to undertake, conduct and control, through legal counsel of their choice, which legal counsel shall be subject to the consent of the Buyer, which consent shall not be unreasonably withheld, and at their sole risk and expense, the good faith settlement or defense of the Third
               Party Claim.

       (b) If within Fifteen (15) days after their receipt of the notice of Third Party Claim, the Seller Partners notify Buyer that they elect to undertake the good faith settlement or defense of the Third Party Claim, Buyer shall cooperate reasonably with the Seller Parties in connection therewith including, without limitation, by making available to the Seller Partners all relevant information material to the defense of the Third Party Claim. Buyer shall be entitled to participate in the settlement or defense of the Third Party Claim through legal counsel chosen by Buyer, at its expense, and to approve any proposed settlement that would impose any obligation or duty on Buyer, which approval may, in the sole discretion of the Seller Parties, be withheld. So long as the Seller Parties are contesting the Third Party
               Claim in good faith and with reasonable diligence, Buyer shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, Buyer shall have the right to pay or settle any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the Seller Parties.
       (c) If Seller Parties do not provide notice that they elect to undertake the good faith settlement or defense of the Third Party Claim, or if the Seller Parties fail to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, Buyer shall thereafter have the right to contest, settle or compromise the Third Party Claim at its exclusive discretion, at the risk and expense of the Seller Parties, and the Seller Parties will thereby waive any claim, defense or argument that Buyer's settlement or defense of such Third Party Claim is in any respect inadequate or unreasonable.
       A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the Seller Parties.
14.6   Procedure for Indemnification - Non-Third Party Claims.
       As to any other claim, the following procedures shall be followed:
       (a) Buyer shall, with reasonable promptness, deliver to the Seller Parties written notice of all claims for indemnification under this Section 14, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

       (b) The Seller Parties shall have Thirty (30) days after their receipt of the claim notice to notify Buyer in writing whether the Seller Parties accept liability for all or any part of the Damages described in the claim notice. If the Seller Parties do not so notify Buyer, Buyer shall be deemed to accept liability for all the Damages described in the claim notice.
       (c) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

15.    Expenses.
       Each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated, except that all such costs and all liabilities of Seller other than the Assumed Liabilities, including, without limitation, tax liabilities, shall be paid out of the proceeds of the Purchase Price and shall not be paid out of the Purchased Assets, except for legal and accounting fees of up to $50,000 in the aggregate. All costs and expenses of the environmental investigation and remediation work at Seller's Comstock Park site shall be paid by Kniff, not paid out of the Purchased Assets.

16.    Risk of Loss
       The risk of loss of or damage to the Purchased Assets from fire or other casualty or cause shall be on Seller at all times up to the Closing, and it shall be the responsibility of Seller to repair, or cause to be repaired, and to restore the property to the condition it was before the loss or damage.

17.    Seller's Name.
       From and after the Closing Date, Buyer shall have the right to use in or in connection with the conduct of any business (whether carried on by it directly or through any related corporation) the name "Sub-Surface Construction Company " ("Name"); any part or portion of the Name, either alone or in combination with one or more other words; or any variation of the Name. Seller Parties warrant to Buyer that they have taken all necessary action to protect the Name in the State of Michigan and agree to take or cause to be taken any and all steps or actions that shall be or become permissible, proper, or convenient to enable or permit Buyer to use the Name, or any part or portion of the Name, either alone or in combination with one or more other words. It is contemplated that on or as soon as practicable after the Closing Date, Seller will change its name. After the Closing Date, Seller Parties agree that they will not use the Name either directly or indirectly, either alone or in combination with one or more other words, in or in connection with any business, activities, or operations that Seller Parties or either of them directly or indirectly carry on or conduct.

18.    Termination.
18.1 This Agreement may be terminated at any time before the Closing Date as follows:
       (a) By Buyer and Seller Parties in a written instrument.
       (b) By either Buyer or Seller Parties if the Closing does not occur on the Closing Date.
       (c) By Buyer or Seller Parties if there has been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other, and this breach by its nature cannot be cured before the Closing.
       (d) By Buyer or Seller Parties if there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other, and this breach is not cured within 10 business days after the breaching party or parties receive written notice of the breach from the other party.
18.2 If terminated as provided in Section 18.1, this Agreement shall forthwith become void and have no effect, except for Sections 18.3 and 19, and except that no party shall be relieved or released from any liabilities or damages arising out of the party's breach of any provision of this Agreement.
18.3 Buyer, on the one hand, and the Seller Parties jointly and severally, on the other hand, warrant and agree that if this Agreement is terminated pursuant to Section 18.1, each party will not, during the one-year period following the termination, directly or indirectly solicit any employee of the other party to leave the other party's employment.

19.    Miscellaneous Provisions.
19.1   REPRESENTATIONS AND WARRANTIES.
       Except with respect to the representations and warranties of Seller Parties under Sections 10.19 and 10.22, all representations, warranties, and agreements made by the parties pursuant to this Agreement shall survive for a period of two years following the consummation of the transactions contemplated by this Agreement. The representations and warranties of Seller Parties under
       Section 10.19 shall survive until the applicable statute of limitations shall have run and under Section 10.22 shall survive for five (5) years.

19.2   NOTICES.
       All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or
       (b) on the business day following the day such notice or other communication is sent by overnight courier to the following:

       if to Seller Parties:  Mr. Stewart Kniff
                              1999 Sherwood
                              Norton Shores, Michigan  49441
                              ("Kniff")

       with a copy to: John W. McNeil
                       Miller, Johnson, Snell & Cummiskey, P.L.C.
                       800 Calder Plaza Building
                       Grand Rapids, Michigan  49503
                       Facsimile No.:  (616) 831-1701

       if to Buyer:    SEMCO Energy Construction Co.
                       405 Water St.
                       Port Huron, Michigan ("SEMCO")

                       Attention:  President

                       Facsimile No.:   810-989-4099

       with a copy to: Arnold R. Madigan
                       Attorney at Law
                       303 East 17th Avenue, Suite 700
                       Denver, Colorado 80203-1260

       Facsimile No.:  (303) 894-0756

       or to such other address or facsimile number that the parties may designate in writing.

19.3   Assignment.
       Neither the Seller Parties nor Buyer shall assign this Agreement, or any interest in it, without the prior written consent of the other, except that Buyer may assign any or all of its rights under this Agreement to any affiliate without Seller Parties' consent.
19.4   Parties in Interest.
       This Agreement shall inure to the benefit of, and be binding on, the named parties and their respective successors and permitted assigns, but not any other person.
19.5   Choice of Law.
       This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Michigan.

19.6   Counterparts.
       This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument.
19.7   Entire Agreement.
       This Agreement and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreements delivered pursuant to it and that is signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.
19.8   Arbitration.
       (a) Any dispute, controversy, or claim arising out of or relating to this Agreement or relating to the breach, termination, or invalidity of this Agreement, whether arising in contract, tort, or otherwise, shall at the request of any party be resolved in binding arbitration. Any arbitration shall proceed in accordance with Title 9 of the United States Code, as it may be amended or recodified from time to time ("Title 9"), and the current Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA") to the extent that Title 9 and the Arbitration Rules do not conflict with any provision of this Section 19.8.
       (b) No provision of or the exercise of any rights under this Section 19.8 shall limit the right of any party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party (including the party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this Section.
       (c) Any award, order, or judgment made pursuant to arbitration shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the award, order, or judgment.
               Each party agrees to submit to the jurisdiction of any court for purposes of the enforcement of the award, order, or judgment.

       (d) The arbitration shall be held before one arbitrator knowledgeable in the general subject matter of the dispute, controversy, or claim and selected by AAA in accordance with the Arbitration Rules, except that any arbitration in which the disputed, controverted, or claimed amount (as reflected on the demand for arbitration, as the same may be amended) exceeds $1,000,000.00 shall be held before three arbitrators, one arbitrator being selected by Buyer, one by the Seller
               Parties, and the third by the other two from a panel of persons identified by AAA who are knowledgeable in the general subject matter of the dispute, controversy, or claim.
       (e) The arbitration shall be held at the office of AAA located in Southfield, Michigan (as the same may be from time to time relocated), or at another place the parties agree on.
       (f)     In any arbitration proceeding under this Section
               19.8, subject to the award of the arbitrator(s), each party shall pay all its own expenses, an equal share of the fees and expenses of the arbitrator, and, if applicable, the fees and expenses of its own appointed arbitrator. The arbitrator(s) shall have the power to award recovery of costs and fees (including reasonable attorney fees, administrative and AAA fees, and arbitrators' fees) among the parties as the arbitrators determine to be equitable under the circumstances.
       (g)     The interpretation and construction of this
               Section 19.8, including, but not limited to, its validity and enforceability, shall be governed by Title 9 of the U.S. Code, notwithstanding the choice of law set forth in Section 19.5 of this Agreement.

20.    Right of First Refusal
       For a period of four years from the Closing, Kniff shall have a Right of First Refusal to repurchase the Purchased Assets if Buyer determines to sell the Purchased Assets to a third party. This Right of First Refusal shall not apply to mergers or other combinations or to transfers to affiliates of Buyer.

       The parties have executed this Agreement on the date set forth on the first page of this Agreement.

WITNESSES:
                                   SELLER

John W. McNeil                     By Stewart Kniff
                                   Its:  President
_____________________________
                                   SELLER's SOLE SHAREHOLDER

John W. McNeil                     Stewart Kniff

_____________________________

                                   BUYER

Attest:  A.R. Madigan              By L. L. Sherman
                                   Its:  President
_____________________________